SCHEDULE 14C INFORMATION

Information Statement Pursuant To Section 14(c)
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VirtualScopics, Inc.

(Name of Registrant As Specified In Its Charter)

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VIRTUALSCOPICS, INC.
500 LINDEN OAKS
ROCHESTER, NY 14625

OCTOBER __, 2007

TO THE STOCKHOLDERS OF VIRTUALSCOPICS, INC.:

VirtualScopics, Inc. hereby gives notice to its stockholders that:

(i) the holders of a majority of the outstanding shares of VirtualScopics’ common stock, par value $0.001 per share, and Series A Preferred Stock, par value $0.001 per share, on an as-converted to common stock basis, voting together as a single class, have taken action by written consent to approve the issuance of shares of Series B Preferred Stock and warrants exercisable into common stock in an amount greater than 20% of VirtualScopics’ outstanding shares of common stock and securities convertible or exercisable into common stock. A description of the securities to be issued is contained in this information statement. The stockholders have taken this action solely for the purpose of satisfying requirements of the Nasdaq Capital Market that require an issuer of listed securities to obtain prior stockholder approval if it sells or issues common stock (or securities convertible or exercisable into common stock) equal to 20% or more of the common stock or of the voting power outstanding before the issuance for less than the greater of book or market value of the common stock; and

(ii) the holders of our common stock and Series A Preferred Stock, on an as-converted to common stock basis, voting together as a single class, and the holders of 2/3rds of our Series B Preferred Stock, voting as a separate class, approved an amendment to the Certificate of Designation of Series B Preferred Stock providing that the price used to determine the number of votes to which each share of our Series B Preferred is entitled to vote with our common stock on an as converted basis will be $1.23, the closing price of our common stock on September 12, 2007, the date the conversion price was agreed to by the parties.

The stockholder consents were made pursuant to Section 228 of the Delaware General Corporation Law, which permits any action that may be taken at a meeting of the stockholders to be taken by the written consent to the action by the holders of the number of shares of voting stock required to approve the action at a meeting. All necessary corporate approvals in connection with the matters referred to in this information statement have been obtained. This information statement is being furnished to all stockholders of VirtualScopics pursuant to Section 14(c) of the Securities and Exchange Act of 1934 (“Exchange Act”) and the rules thereunder solely for the purpose of informing stockholders of these corporate actions before they take effect. In accordance with Rule 14c-2 under the Exchange Act, the stockholder consent will be effective 20 business days following the mailing of this information statement.

These actions have been approved by VirtualScopics’ Board of Directors. YOUR CONSENT IS NOT REQUIRED AND IS NOT BEING SOLICITED IN CONNECTION WITH THIS ACTION.

By the Order of the Board of Directors

/s/ Molly Henderson
Molly Henderson, Chief Financial Officer,
Vice President-Finance and Corporate Secretary

TABLE OF CONTENTS

INTRODUCTION_____________________________________________________________________________________________	1

I.	APPROVAL OF ISSUANCE OF COMMON STOCK ISSUABLE UPON CONVERSION OF SERIES B PREFERRED STOCK, EXERCISE OF SERIES B PREFERRED WARRANTS AND PAYMENT OF DIVIDENDS ON SERIES B PREFERRED STOCK________________________	1

Description of the Financing__________________________________________________________________________________	1

Stockholder Approval for the Financing Has Been Obtained___________________________________________________________	2

Description of the Series B Preferred Stock and Warrants_____________________________________________________________	3

Series B Preferred Stock____________________________________________________________________________________	3

Conversion____________________________________________________________________________________________	3

Liquidation Preference___________________________________________________________________________________	4

Dividends_____________________________________________________________________________________________	4

Redemption____________________________________________________________________________________________	4

Voting________________________________________________________________________________________________	4

Other Rights___________________________________________________________________________________________	4

Warrants to Purchase Common Stock__________________________________________________________________________	5

Related Party Transactions____________________________________________________________________________________	5

Interest of Directors and Officers_______________________________________________________________________________	6

Dissenters’ Rights__________________________________________________________________________________________	6

No Action is Required_______________________________________________________________________________________	6

II.	APPROVAL OF AMENDMENT OF CERTIFICATE OF DESIGNATION OF SERIES B PREFERRED STOCK________________________	6

Description of Stockholder Action______________________________________________________________________________	6

No Action is Required_______________________________________________________________________________________	6

No Dissenters’ Rights_______________________________________________________________________________________	6

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT_______________________________________	7

FINANCIAL AND OTHER INFORMATION________________________________________________________________________	10

COPIES OF INFORMATION STATEMENT_________________________________________________________________________	10

{

VIRTUALSCOPICS, INC.
500 LINDEN OAKS
ROCHESTER, NY 14625

INFORMATION STATEMENT

VirtualScopics is required to deliver this information statement to our stockholders in order to inform them that the holders of our common stock and securities convertible or exercisable into common stock have taken certain actions that would normally require a stockholders meeting, without holding such a meeting.

THE APPROXIMATE DATE ON WHICH THIS INFORMATION STATEMENT IS FIRST BEING SENT OR GIVEN TO THE HOLDERS OF VIRTUALSCOPICS STOCK IS _______, 2007.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

I.	APPROVAL OF ISSUANCE OF COMMON STOCK ISSUABLE UPON CONVERSION OF SERIES B PREFERRED STOCK, EXERCISE OF SERIES B PREFERRED WARRANTS AND PAYMENT OF DIVIDENDS ON SERIES B PREFERRED STOCK

Description of the Financing

On September 12, 2007, we entered into a Securities Purchase Agreement pursuant to which we sold and issued 4,350 shares of our Series B Convertible Preferred Stock, par value $0.001 per share (which we sometimes referred to as the “Series B Preferred”), and warrants to purchase our common stock, par value $0.001 per share (which we sometimes refer to as the “warrants”), for an aggregate purchase price of $4,350,000. The transaction closed on September 17, 2007. We sometimes refer to this transaction as the “financing.”

We entered into the financing for a variety of reasons. Our management reviewed our short-term and long-term capital requirements, including projected costs, and determined that additional capital was necessary for us to continue improving the efficiency and effectiveness of our imaging processing services in connection with pharmaceutical drug trials and expand the marketing of those services. After evaluation of several alternatives, our management determined that the financing, as described in this information statement, was the best available alternative and provided the necessary capital to pursue our short-term and long-term goals.

The net proceeds to us from the financing, after deducting expenses of the financing, are approximately $3.9 million. Pursuant to the Securities Purchase Agreement, at least $200,000 of the net proceeds from the financing must be segregated into a separate bank account to be used to pay for investor relations services. Under the terms of the Series B Preferred, $435,000 has been set apart to be used toward the payment of dividends on the Series B Preferred. The remainder of the proceeds from the financing will be used for marketing and working capital. Further, 50% of the purchase price was originally held in escrow pursuant to the terms of an escrow agreement between the Company, the purchasers and the escrow agent. Upon delivery of the written consent of a majority of shares of our common stock and Series A Preferred Stock, voting together as a single class and on an as-converted basis (which approval we sometimes referred to as the “stockholder approval”), a portion of that escrowed amount was released so that only 21% of the purchase price still remains in escrow. The reminder of the escrowed funds will be released 20 business days after the date of this information statement, the date on which the stockholder approval becomes effective, as described in more detail below under the heading “Stockholder Approval for the Financing Has Been Obtained.”

The securities issued in the financing were issued to a limited number of institutional and accredited investors in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended, and may not be resold absent registration under the Securities Act or an exemption therefrom.

In connection with the financing, we filed a Certificate of Designation of Rights and Preferences of the Series B Preferred Stock with the Secretary of State of the State of Delaware, in order to designate and establish the shares of Series B Preferred.

The purchasers in the financing acquired, in the aggregate, 4,350 shares of our Series B Preferred and warrants that are initially exercisable for 2,167,234 shares of our common stock, subject to the escrow arrangement described above. This issuance of the Series B Preferred and warrants in the financing will cause dilution of our existing stockholders. In addition, the issuance of the Series B Preferred and warrants triggered certain anti-dilution provisions of our Series A Convertible Preferred Stock (which we sometimes refer to as “Series A Preferred”) and previously outstanding warrants to purchase approximately 1,400,000 shares of our common stock. As a result, the outstanding shares of our Series A Convertible Preferred Stock will be convertible into approximately 1,721,660 additional shares of our common stock. With respect to the outstanding warrants, the purchase price will be reduced to approximately $1.9269 per share.

Stockholder Approval for the Financing Has Been Obtained

Our common stock is listed on the Nasdaq Capital Market and is subject to the NASD Marketplace Rules. Under NASD Marketplace Rule 4350(i)(1)(D)(ii), we are required to obtain stockholder approval before the sale, issuance or potential issuance of our common stock (or securities convertible into or exercisable into our common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock. We sometimes refer to this rule as the “20% Rule.” The securities issued in the financing were issued at a discount to the market price of our common stock and constitute more than 20% of our common stock outstanding.

As a result, in order to comply with the 20% Rule, we agreed in the purchase agreement to seek stockholder approval authorizing the issuance of shares of common stock in excess of 4,623,481 shares, which represented 19.99% of our common stock outstanding before the financing. We sometimes refer to this figure as the “exchange cap”. We are not obligated to issue any common stock in exchange for shares of the Series B Preferred or the warrants issued in the financing in excess of the exchange cap unless and until the approval of our stockholders for such issuances becomes effective, and the shares of Series B Preferred and the warrants issued in the financing are not convertible or exercisable into our common stock until the trading day following the effective date of the stockholder approval.

As of September 7, 2007, the record date set by the Board for a vote on this matter, VirtualScopics had approximately 23,118,562 issued and outstanding shares of common stock and 4,000.512 issued and outstanding shares of Series A Preferred, which are convertible into approximately 1,600,025 shares of common stock as of such date, and entitled to vote with the common stock on an as-converted to common stock basis. The common stock and Series A Preferred are, as converted, entitled to one vote on any matter brought to a vote of VirtualScopics’ stockholders.

As of September 7, 2007, the University of Rochester owned 4,284,900 shares of our common stock, or approximately 18.5% of our outstanding common stock; Loeb Investors Company 147, LP owned 4,450,564 shares of our common stock, or approximately 19.3% of our outstanding common stock; Dr. Jose Tamez-Pena owned 1,966,930 shares of our common stock, or approximately 8.5% of our outstanding common stock; Dr. Saara Totterman owned 1,166,445 shares of our common stock, or approximately 5.1% of our outstanding common stock; Kevin Parker owned 1,166,445 shares of our common stock, or approximately 5.1% of our outstanding common stock; Edward Ashton owned 175,205 shares of our common stock, and Terence Walts owned 50 shares of Series A Preferred, convertible into 20,000 shares of our common stock. Each of these stockholders, the individuals who are either founders, officers or directors, has approved the issuance of the Series B Preferred and the warrants in the financing by written consent dated as of _______, 2007. This approval constitutes the required majority common stockholder approval for purposes of our charter documents and Delaware law, as well as for purposes of the 20% Rule.

The financing has also been approved by VirtualScopics’ board of directors. Accordingly, our stockholders will not be asked to take further action with respect to approval of the financing.

Since the stockholder approval required by the 20% Rule was obtained by written consent rather than at a stockholders’ meeting, under the rules of the Exchange Act the stockholder action may not become effective until the expiration of 20 business days after the date this information statement is being mailed to stockholders. We will, therefore, be obligated to issue common stock in exchange for shares of the Series B Preferred or the warrants issued in the financing in excess of the exchange cap, and the shares of Series B Preferred issued in the financing will be convertible or exercisable into our common stock following the effective date of _______, 2007.

Description of the Series B Preferred Stock and Warrants

Series B Preferred Stock

Conversion. Each share of Series B Preferred is convertible, at the holder’s election, into shares of our common stock at the conversion rate, which is equal to (i) the sum of the aggregate stated value of each share (initially $1,000) plus all accrued and unpaid dividends, divided by (ii) the conversion price (initially $1.2043). The right to convert is subject to the limitation that no holder may convert any number of shares of Series B Preferred if the conversion would result in that holder or its affiliates beneficially owning more than 4.99% of the outstanding shares of our common stock immediately after the conversion; provided that if we receive a purchase, tender or exchange offer or any offer to enter into a merger with another entity whereby we would not be the surviving entity, then this limitation is increased to 9.99% of the outstanding shares. The initial conversion price represents 3,612,057 shares of our common stock. The initial conversion price is subject to adjustment in the event of certain corporate transactions, including but not limited to certain issuances of common stock at a price below the conversion price of the Series B Preferred in effect at that time, the failure of VirtualScopics to reach certain milestones, and the occurrence of certain events of default, including but not limited to the failure to make required payments to holders of the Series B Preferred when due, the failure to issue shares of common stock upon the conversion of Series B Preferred, the failure to maintain an effective registration statement pursuant to the Registration Rights Agreement (as described below), the failure to properly insert or remove legends from certain issued shares of common stock; the failure of our common stock to trade on an exchange or the OTC Bulletin Board; the failure to comply with certain dispute resolution procedures, the entry of certain judgments against us exceeding $500,000, our bankruptcy, failure to authorize and reserve sufficient shares of common stock; stoppage of trading of our common stock; failure to notify holders of Series B Preferred of certain corporate transactions and defaults on our indebtedness.

As noted above, we are not obligated to issue common stock in exchange for shares of the Series B Preferred or the warrants issued in the financing in excess of the exchange cap, and the shares of Series B Preferred issued in the financing will not be convertible or exercisable into our common stock, until _______, 2007.

Liquidation Preference. In the event of any liquidation, dissolution or winding-up of VirtualScopics, each share of Series B Preferred will have a liquidation preference equal to the initial stated value of each share ($1,000), plus any accrued and unpaid dividends. This liquidation preference will be paid pari passu with that of our Series A Preferred and senior to that of our common stock.

Dividends. Dividends on the shares of Series B Preferred accrue on the initial stated value of each share ($1,000) at an annual rate of 8%, payable monthly in cash or shares of our common stock. Generally, dividends are payable (i) in cash if funds are legally available for such dividends and certain conditions relating to equity payment have not been met; (ii) in cash or common stock, at our election, if funds are legally available for such dividends and certain conditions relating to equity payment have been met; and (iii) in common stock if funds are not legally available for such dividends, and certain conditions relating to equity payment have been met or waived. The shares of Series B Preferred also fully participate in any dividends paid to the common stock. If funds are not legally available for the payment of dividends and the conditions relating to equity payment have not been met, we may elect to accrue dividends, provided that the aggregate amount of accrued dividends payable to all holders of Series B Preferred combined which remains unpaid at any one time cannot exceed $100,000.

Redemption. The shares of Series B Preferred are redeemable, at our election, if certain conditions are met, including the market price for our common stock exceeding 250% of the initial conversion price of the Series B Preferred for three consecutive trading days. The shares of Series B Preferred are also redeemable, at the holder’s election, upon the occurrence of (i) certain change of control transactions or (ii) certain events of default, including but not limited to failure to make dividend or redemption payments to holders of Series B Preferred; failure to issue and deliver shares of common stock upon the conversion of Series B Preferred; failure to file and maintain a registration statement as required by the Registration Rights Agreement (as described below); failure to include or remove the required legends on shares of common stock; failure of our common stock to trade on an exchange or the OTC Bulletin Board; failure to comply with certain dispute resolution procedures; failure to authorize and reserve sufficient shares of our common stock; stoppage of trading of our common stock; or the failure to notify holders of Series B Preferred of certain corporate transactions. Additionally, we may not enter into certain change of control transactions unless the surviving entity agrees to assume our obligations with respect to the Series B Preferred.

Voting. Except as otherwise required by law, each share of Series B Preferred is entitled to vote on all matters submitted to a vote of our common stockholders, except as provided below. Each share of Series B Preferred will have a number of votes equal to number of shares of our common stock into which the share is convertible at the time, rounded to the lowest whole number, based on a fixed conversion price of $1.23. Because the Series B Preferred is not convertible into our common stock until _______, 2007, as described under the heading “Conversion” above, the shares of Series B Preferred do not have any votes on an as converted basis with common stock until that date.

Other Rights. Pursuant to the terms of the Securities Purchase Agreement, the holders of shares of Series B Preferred purchased pursuant to the purchase agreement have the right to purchase their pro rata share of shares in any future sale of common stock or securities convertible into common stock by us, subject to certain limitations including the limitation that no holder may purchase shares if the purchase would result in that holder or its affiliates beneficially owning more than 4.99% of the outstanding shares of our common stock immediately after the sale. The holders of shares of Series B Preferred purchased pursuant to the purchase agreement may also exchange their shares of Series B Preferred for their pro rata portion of shares sold in any future sale of common stock or securities convertible into common stock by us, with certain exceptions, on a $1.00 to $1.00 basis.

Warrants to Purchase Common Stock

The warrants have a 7 year term and are initially exercisable for 2,167,234 shares of our common stock. The warrants are exercisable, at the holder’s election, for shares of our common stock in either a cash or cashless exercise. Half of the warrants have an initial exercise price equal to $1.2043 per share and the other half have an initial exercise price of $1.3849 per share. However, no holder may convert any portion of a warrant if the conversion would result in that holder or its affiliates beneficially owning more than 4.99% of the outstanding shares of our common stock immediately after the conversion; provided that if we receive a purchase, tender or exchange offer or any offer to enter into a merger with another entity whereby we would not be the surviving entity, then this limitation is increased to 9.99% of the outstanding shares. The initial conversion price is subject to adjustment in the event of certain corporate transactions, including but not limited to certain issuances of common stock at a price below the conversion price of the Series B Preferred in effect at that time, and our failure to reach certain revenue and EBITDA milestones and certain events of default under the warrant, including but not limited to the failure to file and maintain the registration statement for the underlying shares of common stock, the failure to authorize and reserve sufficient common stock for issuance upon exercise of the warrants, the failure to timely deliver shares of common stock upon exercise of the warrants, the failure to timely remove legends on the shares of common stock issued upon exercise of the warrants, the failure to comply with certain dispute resolution procedures and the failure to properly adjust the conversion price of the warrants.

The holder may require us to redeem the warrant for cash equal to 110% of the market price of our common stock minus the applicable exercise price (i) in the event of and prior to certain change of control transactions and (ii) in the event of certain events of default by us, including the but not limited to the failure to file and maintain a registration statement as required by the Registration Rights Agreement (as described below); the failure to authorize and reserve sufficient common stock; the failure to include or remove the required legends on shares of common stock; the failure to redeem the warrant or provide for the assumption of the warrant in certain change of control transactions; the failure to comply with the dispute resolution procedures of the warrant or the failure to properly adjust the conversion price of the warrant.

The Company also issued Warrants to its financial advisor, Canaccord Adams, Inc., in connection with the financing, on identical terms, to purchase up to 67,530 shares of the Company’s common stock.

Related Party Transactions

In connection with the financing we entered into a Registration Rights Agreement in which we granted certain registration rights to holders of our Series B Preferred, including the filing of a registration statement with the Securities and Exchange Commission covering the resale of the shares of common stock resulting from the conversion of the Series B Preferred within 45 days of the date of the Registration Rights Agreement, and the maintenance of such registration statement for 2 years after filing. The Registration Rights Agreement also contains “piggy-back” rights for holders of Series B Preferred.

We also entered into a Standstill Agreement with our Chief Executive Officer, Jeffrey Markin, in favor of the purchasers of the Series B Preferred and warrants, whereby Mr. Markin agreed to restrictions on the resale of shares of our stock that he owns. Generally, the Agreement restricts him, for a period of up to 2 years, from reselling his shares of our stock at a price below the then current conversion price of the Series B Preferred.

Interest of Directors and Officers

Robert J. Klimasewski, a director of VirtualScopics, purchased 100 shares of Series B Preferred in the financing, for an aggregate purchase price of $100,000. Sidney Knafel, through a company he controls, SRK Management Co., purchased 500 shares of Series B Preferred in the financing, for an aggregate purchase price of $500,000. VirtualScopics also entered into a Standstill Agreement with our Chief Executive Officer, Jeffrey Markin, in connection with the financing, as described above.

Dissenter’s Rights

Delaware law does not provide for dissenter’s rights in connection with the approval of the action described in this Section I of the information statement.

No Action is Required

No other votes are necessary or required. The stockholder consent described in this Section I of this information statement will become effective on _______, 2007.

II.	APPROVAL OF AMENDMENT OF CERTIFICATE OF DESIGNATION OF SERIES B PREFERRED STOCK

Description of Stockholder Action

Following completion of the financing, it was determined that an amendment to the Certificate of Designation of Series B Preferred Stock was needed to bring its voting rights more in line with Nasdaq staff interpretations of the Nasdaq Voting Rights Policy, which require that the conversion price used as the basis for determining the number of votes to which the Series B Preferred is entitled be greater than the market price of our common stock on the date the Series B Preferred was issued. Because the original Certificate of Designation provided voting rights to the Series B Preferred based solely on the then current conversion price, the conversion price could potentially be adjusted in the future to less than the market price of our common stock on the date of issuance of the Series B Preferred.

Therefore, after approval by our Board, the holders of our common stock and Series A Preferred, on an as-converted to common stock basis, voting together as a single class, and the holders of 2/3rds of our Series B Preferred, voting as a separate class, each as of the record date of September 27, 2007, approved an amendment to the Certificate of Designation of Series B Preferred Stock providing that the conversion price used to determine the number of votes to which each share of our Series B Preferred is entitled will be fixed at $1.23, the closing bid price of our common stock on September 12, 2007, the date the conversion price was agreed to by the parties.

No Action is Required

No other votes are necessary or required. The stockholder consent described in this Section II of this information statement will become effective on _______, 2007.

Dissenter’s Rights

Delaware law does not provide for dissenter’s rights in connection with the approval of the action described in this Section II of the information statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth certain information regarding the beneficial ownership of VirtualScopics’ common stock by (i) each person who is known by VirtualScopics to own of record or beneficially more than 5% of the outstanding common stock, (ii) each of VirtualScopics’ directors and named executive officers, and (iii) all directors and named executive officers of VirtualScopics as a group. The first two columns of the table set forth beneficial ownership information for such persons as of September 7, 2007, before giving effect to the issuance of securities in the financing. The third and fourth columns of the table set forth the beneficial ownership information for such persons as of September 27, 2007, after giving effect to the issuance of Series B Preferred Stock and warrants in the financing.

Common Stock

	As of September 7, 2007 (prior to financing)		As of September 27, 2007 (after the financing)
	Number of Common Shares Beneficially Owned (1)	Percentage of Common Shares Beneficially Owned (2)	Number of Common Shares Beneficially Owned (1)	Percentage of Common Shares Beneficially Owned (2)
5% or greater stockholders
University of Rochester (3)	4,641,975	19.8%	4,641,975	19.8%
Loeb Investors Company (4)	4,450,564	19.3%	4,450,564	19.3%
Dr. Jose Tamez-Pena (5)	2,003,180	8.7%	2,003,180	8.7%
Pfizer Inc. (6)	1,553,121	6.7%	1,553,121	6.7%
GE Healthcare (7)	1,218,467	5.3%	1,218,467	5.3%
Dr. Kevin J. Parker (8)	1,166,445	5.0%	1,166,445	5.0%
Directors and Executive Officers
Robert Klimasewski (4)(5)(9)	216,421	*	299,457	1.3%
Molly Henderson (5)	362,500	1.5%	362,500	1.5%
Dr. Saara Totterman (5)	1,202,695	5.2%	1,202,695	5.2%
Sidney Knafel (4)(5)(9)	41,421	*	456,600	2.0%
Terence Walts (5)	30,000	*	51,518	*
Colby Chandler	-	*	-	*
Charles Phelps (10)	-	*	-	*
Jeffrey Markin	125,000	*	125,000	*
Norman Mintz (4)	-	*	-	*
Directors & Executive Officers as a group (9 persons)	1,978,037	7.9%	2,446,252	9.6%

*	Less than 1% of the outstanding shares of common stock.

(1)	Includes options, warrants, convertible stock, and similar rights to purchase shares of VirtualScopics common stock that are exercisable within sixty (60) days of September 7, 2007.

(2)
The calculations in these columns are based upon 23,118,562 shares of common stock outstanding on September 7, 2007 and September 27, 2007, respectively, plus the number of shares of common stock subject to outstanding options and warrants held by the person with respect to whom the percentage is reported on such date. The shares of common stock underlying such options, warrants, convertible stock and similar rights, are deemed outstanding for purposes of computing the percentage of the person holding such options but are not deemed outstanding for the purpose of computing the percentage of any other person. The calculations for September 27, 2007 also assume the convertibility of all shares of preferred stock into 830.36 shares of common stock per share.

(3)
Includes 357,075 shares of common stock which may be purchased upon the exercise of an outstanding warrant. The address of the University of Rochester, 610 Hylan Building, RC Box 270140, Rochester, NY 14627.

(4)
Messrs. Klimasewski, Knafel and Mintz are limited partners in Loeb Investors Company 147, LP, and disclaim any beneficial ownership of such shares. The address for Loeb Investors Company 147, LP is 61 Broadway, Suite 2400, New York, NY 10006.

(5)
Presently reported ownership includes 36,250, 36,250, 362,500, 216,421, 41,421 and 10,000 shares issuable under options exercisable within 60 days of September 7, 2007 held by Drs. Totterman and Tamez-Pena, Ms. Henderson and Messrs. Klimasewski, Knafel and Walts, respectively. Mr. Walts’ reported ownership before the financing also includes 20,000 shares issuable upon conversion of Series A Preferred as of the September 7, 2007 record date, and his ownership after the financing includes 41,518 shares issuable upon conversion of Series A Preferred Stock as of the September 27, 2007 record date. The address of each is c/o VirtualScopics, Inc., 500 Linden Oaks, Rochester, NY, 14625.

(6)	The address of Pfizer, Inc. is 50 Pequot Ave., MS 6025-C4127, New London, Connecticut 06320.

(7)	Shares owned by GE Medical Systems, a Division of General Electric Company, with an address of 3000 North Grandview Blvd., Waukesha, Wisconsin 53188.

(8)
Shares owned by Dr. Kevin J. Parker, with an address of 166 Superior Road, Rochester, NY 14625. Based solely on a Schedule 13G filed by Mr. Parker dated April 11, 2007, Mr. Parker has sole voting and dispositive power over the shares.

(9)
Beneficial ownership of common stock underlying the Series B Preferred is calculated with the conversion ratio that would be effective as of the date indicated if effective stockholder approval is received on or before November 6, 2007, or 60 days from the record date. Mr. Knafel’s reported ownership after the financing included 415,180 shares issuable upon conversion of the Series B Preferred, through SRK Management Co. Mr. Klimasewski’s reported ownership includes 83,036 shares issuable upon conversion of the Series B Preferred.

(10)	Mr. Phelps is the Provost of the University of Rochester. Mr. Phelps disclaims any beneficial ownership of the shares owned by the University of Rochester.

Preferred Stock

	As of September 7, 2007 (prior to financing)		As of September 27, 2007 (after the financing)
	Number of Preferred Shares Beneficially Owned (1)	Percentage of Preferred Shares Beneficially Owned (2)	Number of Preferred Shares Beneficially Owned (1)	Percentage of Preferred Shares Beneficially Owned (2)
5% or greater stockholders
Philip J. Hempleman (3)(8)	1,500	34.8%	1,500	18.0%
Dareen Investment Group Ltd. (4)(8)	750	17.4%	750	9.0%
BridgePointe Master Fund Ltd. (5)(9)	n/a	n/a	2,000	23.6%
BayStar Capital III Investment Fund, L.P. (6)(9)	n/a	n/a	500	6.0%
SRK Management Co. (7)(9)	n/a	n/a	500	6.0%

(1)
Includes all shares of Series A Preferred Stock and Series B Preferred Stock held. There are currently no options, warrants, convertible stock, or similar rights to purchase shares of Series A Preferred Stock or Series B Preferred Stock. Each share of Series A Preferred Stock was initially convertible into 400 shares of common stock and was so as of September 7, 2007. Each share of Series A Preferred Stock following the closing of the financing on September 17, 2007, and each share of Series B Preferred Stock following the effective date of shareholder approval described in Section I, are convertible into 830.36 shares of common stock.

(2)
The calculation in this column is based upon 4,000.512 shares of Series A Preferred Stock outstanding on each of September 7, 2007 and September 27, 2007 and 4,350 shares of Series B Preferred Stock outstanding on September 27, 2007. There are currently no options, warrants, convertible stock, or similar rights to purchase shares of Series A Preferred Stock or Series B Preferred Stock.

(3)	Shares owned by Mr. Philip J. Hempleman and the 1998 Hempleman Family Trust, each having an address of Two Dublin Hill Drive, Greenwich, CT 06830.

(4)	Shares owned by Dareen Investment Group Limited, with an address of Mill Mall, Suite 6, Wickhams Cay 1, PO Box 3085, RoadTown, Tortola, BVI.

(5)	The address of BridgePointe Master Fund Ltd. is 1125 Sanctuary Parkway, Suite 275, Alpharetta, GA 30004.

(6)	The address of BayStar Capital III Investment Fund, L.P. is 80 E. Sir Francis Drake Blvd., Suite 2B, Larkspur, CA 94939.

(7)	The address of SRK Management Co. is 810 Seventh Avenue, 41st Floor, New York, New York 10019.

(8)	Shares indicated represent Series A Preferred Stock.

(9)	Shares indicated represent Series B Preferred Stock.

FINANCIAL AND OTHER INFORMATION

Certain financial and other information required by Item 13 of Schedule 14A pursuant to Item 1 of Schedule 14C is incorporated herein by reference to Item 6 (Management’s Discussion and Analysis) and Item 7 (Financial Statements) of VirtualScopics’ Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006; Item 1 (Financial Statements (unaudited)) and Item 2 (Management’s Discussion and Analysis) of VirtualScopics’ Quarterly Report on Form 10-QSB for the period ended March 31, 2007; and Item 1 (Financial Statements (unaudited)) and Item 2 (Management’s Discussion and Analysis) of VirtualScopics’ Quarterly Report on Form 10-QSB for the period ended June 30, 2007.

COPIES OF INFORMATION STATEMENT

The Securities and Exchange Commission allows us to deliver a single information statement to an address shared by two or more stockholders. This delivery method, referred to as “householding,” can result in significant cost savings for us. In order to take advantage of this opportunity, VirtualScopics, or banks and brokerage firms that hold your shares, have delivered only one information statement to multiple stockholders who share an address unless we have received contrary instructions from one or more of the stockholders. We will deliver promptly, upon written or oral request, a separate copy of the information statement to a stockholder at a shared address to which a single copy of the document was delivered. A stockholder who wishes to receive a separate copy of the information statement, now or in the future, may obtain one, without charge, by addressing a request to Jim Groff, Accounting Manager, VirtualScopics, Inc., 500 Linden Oaks, Rochester, New York, 14625, (585) 249-6231. Stockholders sharing an address who are receiving multiple copies of information statements, proxy materials and annual reports and wish to receive a single copy of such materials in the future should submit their request by contacting VirtualScopics in the same manner. If you are the beneficial owner, but not the record holder, of our shares and wish to receive only one copy of information statements, proxy statements and annual reports in the future, you will need to contact your broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.